THIS AGREEMENT is made as of the 1st day of January, 2005.

BETWEEN:

1476246 ONTARIO LIMITED

1200 Michener Road, Box 6

Sarnia, ON N7T 7H8

(hereafter called the “Company”)

-AND-

BARRY LAMPERD

(hereafter called the “Employee”).

WHEREAS the Company and the Employee have agreed to enter into an employment relationship for their mutual benefit and are desirous of setting out the terms and conditions thereof and this agreement witnesses that the parties agree as follows:

1.	Employment

1.1        In consideration for the Employee’s agreement hereto and the Employee’s performance in accordance herewith, the Company hereby agrees to employ the Employee and he hereby agrees to serve as President (“President”) of the Company in accordance with the terms and conditions of this agreement, effective as of January 1, 2005.

1.2        The Employee shall act as President of the Company and agrees to perform all the duties ordinarily associated with such an office, which are generally described at Paragraph 2. In addition, to the duties set forth in Paragraph 2, the Employee agrees to discharge such duties and responsibilities as may be assigned from time to time by the Company.

1.3        The Employee represents to the Company that the Employee has the required skills and experience to perform the duties and exercise the responsibilities required of the Employee as President of the Company, as outlined in Paragraph 2.

1.4        In carrying out his duties and responsibilies, the Employee shall report to the Board of Directors of the Company, or such officer of the company as the Board of Directors may from time to time designate, and shall comply with

(a)        all lawful and reasonable instructions and directions as may from time to time be given by such persons;

(b)	all policies and procedures of the Company; and
(c)	all applicable laws.

1.5           The effective performance of the Employee’s duties requires the highest level of integrity and the Company’s complete confidence in the Employee’s relationship with other employees of the Company and with all persons dealt with by the Employee in the course of employment.

2.	Responsibilities

As President the Employee will be responsible for managing the day to day operations of the Company and the implementation of the Company’s business plan. The Employee will work with the other senior officers and consultants of the Company to plan and implement strategies that will maintain the Company’s long-term success.

3.	Exclusive Service

3.1           During the term of the employment the Employee shall well and faithfully serve the Company and its subsidiaries and affiliates and shall not during such term, be employed or engaged in any capacity in promoting, undertaking, or carrying on any other business without prior written approval of the Company.

3.2           The Employee is employed on a full time basis for the Company and it is understood that the hours of work involved will vary and be irregular and are those hours required to meet the objectives of the employment.

4.	Confidential Information

4.1           The Employee acknowledges that as President of the Company, he will acquire information about certain matters and things, which are confidential to the Company, whether or not designated or labeled as confidential or proprietary, and which information is the exclusive property of the Company.

4.2           The Employee acknowledges that the information could be used to the detriment of the Company and that the disclosure could cause irreparable harm to the Company. Accordingly, the Employee undertakes to treat confidentiality all information and not to disclose it to any third party or to use it for any purpose, either during his employment, except as may be necessary in the proper discharge of his duties or after termination of his employment for any reason, except with the written permission of the Company, unless and until such information has ceased to be secret or confidential without his fault.

4.3           The Employee agrees that all items, records, reports, files, manuals, notes, tapes, reference items, sketches, drawings, memoranda and other materials in any way relating to any of the information or the Company’s business created by him pursuant to this employment, and all equipment, personal computers, diskettes, facsimile machines, portable telephones, automobiles, credit cards, keys, and books furnished to him by the Company, shall belong exclusively to the Company. The Employee agrees to turn over to the Company all such corporate property and all copies thereof in his possession or under his control forthwith at the request of the Company, or in the absence of a request, on the termination of his employment with the Company.

4.4           The parties understand and agree that Section 4 does not include any information which is or becomes a matter of public knowledge through no fault of the Employee.

5.	Remuneration and Benefits

In consideration of the Employee’s undertaking and the performance of the obligations contained herein the Company shall pay and grant the following salary and benefits:

5.1           A salary of $75,000 per annum, payable bi-weekly, which salary to be reviewed annually by the Board of Directors of the Company and such salary will be increased to such an extent necessary to ensure that total compensation payable to the President by the Company will exceed the total compensation of any other employee, including officers, and independent contract of the Company.

5.2           Such other benefit programs as are made generally available by the Company to its employees from time to time pursuant to the provisions thereof.

5.3           The reimbursement of any expenses authorized and incurred pursuant to the Employee’s employment in accordance with the Company’s generally established practice as applied from time to time.

5.4           Vacation entitlement will be 4 weeks per annum. Vacation will be taken with due consideration of high demand program intervals and at such time as is convenient to both the Employee and the Company.

6.	Termination

This agreement may be terminated in the following manner in the specified circumstances:

6.1	By the Employee upon the giving of not less than six (6) months’ notice to the Company.

6.2           By the Company upon the giving to less than eighteen (18) months’ notice to the Employee.

6.3	By the Company, at its option, without notice, for cause including, without limitation:

(a)           a material breach of the provision of this agreement or the policies and procedures of the Company by the Employee;

(b)	conviction of the Employee of a criminal offence punishable by indictment; or
(c)	alcoholism or drug addiction of the Employee.

6.4           By the Employee for cause including a material breach of this agreement by the Company.

6.5           In lieu of giving notice set out in paragraph 6(2) above, the Company may at any time without giving the cause therefore terminate the Employee’s employment upon paying the

Employee’s salary and benefits to the date of termination and for the six (6) month period thereafter.

6.6           The giving of notice or the payment of severance pay by the Company to the Employee upon termination shall not prevent the Company from alleging cause for said termination.

6.7           The Employee authorizes the Company to deduct from any payment due to the Employee at any time, including from a termination payment, any amounts owed to the company by the Employee.

7.	General

Each party represents and warrants that it has full power and authority to enter into and perform this Agreement and the person signing this Agreement on behalf of each party is properly authorized and empowered to sign it.

8.	Waiver

No provision of this Agreement shall be deemed waived, amended or modified by either party unless such waiver, amendment or modification is in writing and signed by both parties, or it shall have no effect and shall be void. A waiver by the Company of any breach of this Agreement shall not be construed as, or deemed to be a waiver of any succeeding continuing breach or breaches.

9.	Governing Law

This agreement shall e governed by and construed in accordance with the laws of the Province of Ontario.

10.	Severability

In the event that any provision herein or part thereof shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions, or parts thereof, shall be and remain in full force and effect.

11.	Entire Agreement

This agreement constitutes the entire agreement between the parties hereto with respect to the employment of the Employee and any and all previous agreements, written or oral, express or implied between the parties hereto or on their behalf relating to the employment of the Employee by the Company are hereby terminated and cancelled and each of the parties hereto hereby releases and forever discharges the other of and from all manner of actions, causes of action, claims, demands whatsoever under or in respect to any such agreements.

12.	Notices

12.1        Any notice required, or permitted to be given to the Employee shall be sufficiently given if delivered to the Employee personally or if mailed by registered mail to the Employee’s address last known to the Company.

12.2        Any notice required or permitted to be given to the Company shall be sufficiently given if delivered to the Chief Executive Officer of the Company personally or if mailed by registered mail to the Company’s head office at its address last known to the Employee.

12.3        Any notice given by registered mail shall be deemed to have been given forty-eight (48) hours after the time it is posted.

13.	Independent Legal Advice

The Employee acknowledges that he has read and understands this agreement and acknowledges that he has had the opportunity to obtain the independent legal advice with respect to it.

IN WITNESS WHEREOF the parties have duly executed this agreement effective as of the date first above written.

1476246 ONTARIO LIMITED Per: /s/ Dominic DiCarlo Name: Dominic DiCarlo Per: /s/ Barry Lamperd Name: Barry Lamperd
_________________________________________ Witness	/s/ Barry Lamperd Barry Lamperd